Exhibit 16.1

Thomas Leger and Co., L.L.P.
1235 North Loop West, Suite 907
Houston, Texas 77008

June 2, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.

RE: Oncolin Therapeutics, Inc.  – SEC File No. 000-50541

Dear Sir or Madam:

We have read Item 4.01 of the Form 8-K of Oncolin Therapeutics, Inc., dated May 22, 2008, and Item 4.01 of the amended Form 8-K/A of Oncolin Therapeutics, Inc. dated June 2, 2008 and agree with the statements concerning our firm made in the first, second, and third paragraphs of the amended Form 8-K.  We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K or Form 8-K/A and, accordingly, make no comment on such statements.

Very truly yours,

/s/ Thomas Leger & Co. L.L.P.
Thomas Leger & Co. L.L.P.